Exhibit 8.1

Subsidiary	Main activity	Jurisdiction of incorporation	Ownership interest as of December 31, 2016
JSC QIWI	Operation of electronic payment kiosks	Russia	100%
QIWI Bank JSC	Maintenance of electronic payment systems	Russia	100%
QIWI Payments Services Provider Ltd	Operation of on-line payments	UAE	100%
QIWI International Payment System LLC	Operation of electronic payment kiosks	USA	100%
Qiwi Kazakhstan LP	Operation of electronic payment kiosks	Kazakhstan	100%
JLLC OSMP BEL	Operation of electronic payment kiosks	Belarus	51%
QIWI-M S.R.L.	Operation of electronic payment kiosks	Moldova	51%
QIWI ROMANIA SRL	Operation of electronic payment kiosks		100%
QIWI WALLET EUROPE SIA	Operation of on-line payments	Latvia	100%
QIWI Retail LLC	Sublease of space for electronic payment kiosks	Russia	100%
QIWI Management Services FZ-LLC	Management services	UAE	100%
CIHRUS LLC	Management services	Russia	100%
Attenium LLC	Management services	Russia	100%
Gikor LLC [1]	Operation of on-line payments	Russia	—
Processingovyi Tsentr Rapida LLC [5]	Operation of on-line payments	Russia	—
Rapida LTD	Operation of payment processing and money transfer settlement systems	Russia	100%
Analiticheskiy Tcentr LLC [2]	Operation of on-line payments	Russia	—
Postomatnye Tekhnologii LLC [3]	Logistic	Russia	100%
Future Pay LLC [4]	Operation of on-line payments	Russia	100%
Qiwi Blockchain Technologies LLC [3]	Development of Intangible assets	Russia	100%

[1]	The entity was liquidated during the year 2016.
[2]	In May 2016, the Group sold 100% of Analiticheskiy Tcentr LLC with negligible net assets for insignificant consideration.
[3]	The entities were incorporated during the year 2016.
[4]	In July 2016, the Group acquired 100% of Future Pay LLC for a cash consideration of 15.
[5]	In December 2016, the Group sold 100% of Processingovyi Tsentr Rapida LLC for insignificant consideration.